Exhibit 99.1

Aziyo Biologics Announces Record Annual Net Sales in Preliminary (Unaudited) Fourth Quarter and Full Year 2022 Topline Results

SILVER SPRING, Md., January 9, 2023 — Aziyo Biologics, Inc. (Nasdaq: AZYO) (“Aziyo”), a biologics company with a portfolio of regenerative products aimed at improving compatibility between medical devices and the patients they treat, today announced preliminary (unaudited) net sales results for its fourth quarter and full year ended December 31, 2022.

Preliminary Fourth Quarter and Full Year 2022 Net Sales Results

•	Anticipate fourth quarter 2022 net sales of approximately $12.5-$12.7 million, an increase of 15%-17% compared to the same prior year period

•	Anticipate full year 2022 record net sales of approximately $49.0-$49.2 million, an increase of 3%-4% compared to the prior year and, after excluding 2021 sales of a discontinued product of $4.9 million, an increase of approximately 15%-16%

•	Continued strong performance from SimpliDerm and CanGaroo® product lines, with expected combined net sales growth in fourth quarter 2022 of approximately 30% compared to fourth quarter 2021

“I want to thank the Aziyo team for an exceptional performance throughout the year, closing out 2022 with record annual revenue and growing our SimpliDerm and CanGaroo product lines an anticipated 30% for the fourth quarter,” said Dr. Randy Mills, Chief Executive Officer. “In 2023, we look forward to the commercial introduction of our new drug eluting technology, subject to the anticipated FDA clearance of CanGaroo RM. With $15.2 million in gross proceeds from recent financings, we believe we are solidly positioned to deliver on our mission of humanizing medical devices for better patient outcomes.”

The foregoing results for the three months and the year ended December 31, 2022, are preliminary and unaudited and do not present all information necessary for an understanding of the Company’s results of operations for these periods. The Company’s actual results may differ from the preliminary estimates above due to the completion of the Company’s year-end accounting procedures, including execution of the Company’s internal control over financial reporting, and audit of the Company’s financial statements for the year ended December 31, 2022, by the Company’s independent registered public accounting firm, which are ongoing. Aziyo expects to report its full fourth quarter and fiscal year 2022 results in early March 2023.

About Aziyo Biologics

Aziyo Biologics is a regenerative medicine company with a commercial portfolio of differentiated products focused on improving outcomes in patients undergoing a range of surgical procedures, primarily for implantable medical devices. Since its founding in 2015, the Company has created a portfolio of commercial-stage products used in cardiovascular, orthopedic, and reconstructive specialties. For more information, visit www.Aziyo.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements and information concerning the Company’s anticipated financial performance; possible or assumed future results of operations, including descriptions of the Company’s revenues, profitability, outlook, guidance for the full year 2022 and overall business strategy and expected success; expectations regarding the Company’s operational position, opportunities and deliverables, goals, strategies, priorities and initiatives, and expected success; the Company’s market opportunity; the timing of regulatory clearance and product launch; and the anticipated use of the net proceeds from the Company’s financings. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and other important factors that may cause actual results, performance or achievements to differ materially from those contemplated or implied in this press release, including, but not limited to, risks regarding the Company’s products and its ability to enhance, expand and develop its products; the impact on the Company’s business of the recall of a single lot of its FiberCel product and the discontinuation of its sales by its distribution partner; the Company’s dependence on its commercial partners; the adverse impacts of COVID-19 or adverse changes in economic conditions; physician awareness of the distinctive characteristics, and acceptance by the medical community, of the Company’s products; the ability to obtain regulatory approval or other marketing authorizations; and the Company’s intellectual property rights, and other important factors which can be found in the “Risk Factors” section of Aziyo’s public filings with the Securities and Exchange Commission (“SEC”), including Aziyo’s Annual Report on Form 10-K for the year ended December 31, 2021, as such factors may be updated from time to time in Aziyo’s other filings with the SEC, including, Aziyo’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, accessible on the SEC’s website at www.sec.gov and the Investor Relations page of Aziyo’s website at https://investors.aziyo.com. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made by Aziyo in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, Aziyo expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investors:

Matt Steinberg
FINN Partners
matt.steinberg@finnpartners.com

Media:

Courtney Guyer
Aziyo Biologics, Inc.
PR@aziyo.com